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                                                                   EXHIBIT 10.28

September 17, 1999

Mr. William F. Rolinski
President/CEO
Big Buck Brewery & Steakhouse, Inc.
P.O. Box 1430
550 South Wisconsin Street
Gaylord, MI 49734-5430

      Re:   CONSULTING SERVICES

Dear Mr. Rolinski:

      This letter sets forth the terms and conditions under which Private Equity ("Private Equity") would be willing to engage in consulting services for Big Buck Brewery & Steakhouse, Inc. ("Big Buck") on a nonexclusive basis.

1. SERVICES PROVIDED. Private Equity shall provide the following investment banking services, as appropriate and necessary:

      A. We will provide advice, recommendations and introductions regarding financing options, market conditions, program structure and strategic options, including acquisitions and mergers.

      B. We will assemble and package the appropriate documentation, with your cooperation, for use in presentations to shareholders and investors which will consist of an updated business plan.

      C. With The Lefko Group, we will analyze Big Buck and provide a detailed plan as to cost savings that can be implemented.

      D. We will introduce Big Buck to brokerage firms, market makers, and other strategic investors. Private Equity will maintain regular contact with these firms/investors to update them as to Big Buck's performance and future activity. We will provide Big Buck with weekly updates as to our contacts.

      E. We will work closely with the Board of Directors and executive management to increase the financial stability of the company and present a strategic plan to accomplish the same to executive management within 60 days of the date of this letter.

2. EXPENSES. Big Buck shall bear all reasonable costs and expenses approved by Big Buck that are incidental to Private Equity's consulting efforts, including appraisals; engineering and environmental reports; fees and expenses of counsel for Private Equity and Big Buck. In all cases, Private Equity will obtain written authorization from Big Buck prior to incurring any third party expenses. Private Equity shall provide an itemized invoice each month to Big Buck for the previous month's costs and expenses.

3. COMPENSATION. Upon execution of this agreement, Private Equity will receive an unregistered warrant to purchase 150,000 shares of Big Buck common stock at an exercise price of $2.00 per share with an expiration date of October 1, 2002. Exhibit A, attached hereto and by this reference made a part hereof, sets forth the vesting of this warrant. In addition, upon execution of this agreement, Big Buck shall issue an unregistered

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Mr. William F. Rolinski
September 17, 2000
Page 2


      warrant to purchase 50,000 shares of Big Buck common stock at an exercise price of 1.625 per share with an expiration date of October 1, 2002. Such warrant shall immediately vest.

4. DISCLOSURE. Big Buck agrees to provide Private Equity and/or its consultants with all information, including up-to-date financial data on its operations. All such information shall be furnished in a timely manner and shall be complete and accurate to the best of Big Buck's knowledge. Big Buck will allow prospective investors or lenders the opportunity to ask questions concerning the operations and financial statements as necessary. The executive management of Big Buck may be required to attend meetings and conference calls in this respect. Big Buck will disclose to Private Equity sources for capital that Big Buck has initiated presently and any additional contacts made during the term of this agreement. Private Equity will communicate all meetings, discussions and presentations made to third parties on behalf of Big Buck as provided in
      Section 1(D).

5. CONFIDENTIALITY. Private Equity agrees to keep confidential all information concerning Big Buck's business including, but not limited to, its methods of operation, forms, correspondence and writings concerning Big Buck's business disclosed in connection with this transaction. Big Buck agrees to keep confidential any information concerning Private Equity's business, including Private Equity's industry contacts which it may introduce to Big Buck, other than as required by law.

6. TERM. This agreement shall remain in full force and effect until October 1, 2003, unless otherwise terminated by either party after 30 days' notice. Outstanding warrants not vested at the time of termination of this agreement shall immediately expire upon termination of this agreement.

7. INDEMNIFICATION. Big Buck agrees to indemnify and hold harmless Private Equity, its officers, directors, employees and affiliates against any loss, claims, damages, and other liabilities, costs and expenses as may be incurred (including without limitation, reasonable legal expenses) in connection with any negligent or intentional or willful misrepresentation by Big Buck. However, Big Buck will not be liable under this paragraph to the extent that any loss, claim, damage or liability are finally determined by a court of competent jurisdiction to have been the result of negligence, willful misconduct, or intentional misrepresentation on the part of Private Equity, its employees or affiliates; in which case Private Equity shall similarly indemnify Big Buck.

8. JON AHLBRAND. The parties hereto recognize that Jon Ahlbrand is an integral part of this agreement. If Jon Ahlbrand ceases to be a member of Private Equity, Big Buck shall have the right to terminate this agreement required without the notice under Section 6. Outstanding warrants not vested at the time of termination of this agreement shall immediately expire upon termination of this agreement.

9. INTEGRATION. This letter contains all understandings and agreements of the parties and supercedes any and all prior communications between the parties, oral and written, with the exception of Non-Exclusive Financing Agreement dated July 1, 1999, and may be amended only by writing and signed by both parties.

10. BINDING AGREEMENT, NOT A COMMITMENT. This letter shall be a binding agreement when executed by the parties.

11. NOTICE. Any notice to be given pursuant to this agreement may be effected in writing by personal delivery, facsimile or by Certified U.S. Mail addressed to the other party at the address shown below. Service by mail shall be deemed effective at the expiration of the fifth business day after mailing. Each

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Mr. William F. Rolinski
September 17, 2000
Page 3

      party may designate a substitute address by giving written notice to the other party. Mailed notices shall be addressed as follows:

    PRIVATE EQUITY   20550 Vernier Road, Suite 100
                     Harper Woods, Michigan 48225
                     ATTN: E. Michael Coleman, Director, Capital Markets

    BIG BUCK         P.O. Box 1430
                     550 South Wisconsin Street
                     Gaylord, Michigan 49734-5430
                     ATTN:  William F. Rolinski, President/CEO

12. MISCELLANEOUS. In the event of a dispute under this agreement, the parties agree to submit to binding arbitration under the rules established by the American Arbitration Association. The prevailing party will be entitled to receive reimbursement for all legal expenses and costs of enforcing this agreement. This agreement shall be governed by the laws of the state of Michigan.

13. EXECUTION IN COUNTERPARTS. This letter may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument. The parties also agree that a duly executed counterpart transmitted by facsimile shall have the same force and effect as the signed original.

      This letter is solely for the benefit of the parties and may not be relied upon by any other person or entity. If this letter correctly sets forth your understanding of our agreement, please indicate your acceptance by signing and returning to us the enclosed copy of this letter before October 1, 1999.

                                                    Very truly yours,

                                                    PRIVATE EQUITY LLC


                                                    /s/ E. Michael Coleman
                                                    ----------------------------
                                                    E. Michael Coleman
                                                    Director, Capital Markets

AGREEMENT ACCEPTED AND
AUTHORIZATION GIVEN TO PROCEED BY:


/s /William F. Rolinski                             September 21, 1999
-----------------------------------                 ----------------------------
William F. Rolinski, President/CEO                  Date:
Big Buck Brewery & Steakhouse, Inc.

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                                    EXHIBIT A

WARRANT VESTING SCHEDULE

50,000 Shares when stock attains and closes on The Nasdaq Stock Market at a price of four dollars ($4.00) for ten (10) consecutive business days.

50,000 Shares when stock attains and closes on The Nasdaq Stock Market at a price of five dollars ($5.00) for ten (10) consecutive business days.

50,000 Shares when stock attains and closes on The Nasdaq Stock Market at a price of six dollars ($6.00) for ten (10) consecutive business days.


                                      A-1